Exhibit 3.21

CERTIFICATE OF FORMATION

OF

NCH NuWorld, L.L.C.

This Certificate of Formation of NCH NuWorld, L.L.C. (the “LLC”), dated as of March 9,2000, is being duly executed and filed by Paul T. Metzger, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is NCH NuWorld, L.L.C.,

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Paul T. Metzger
Paul T. Metzger